Exhibit 99.2

External Media and Social Responses/Messaging

Event	Response	Spokesperson/Attribution
Media Inquiry

This merger will bring Insight’s 6000 global teammates together with Datalink’s 575. The intention is to leverage Datalink’s highly successful enterprise data center solutions platform, and strong Professional, Consulting, Managed and One Call™ support services, all of which are tremendous additions to Insight’s broad services capabilities. We will be uniting Datalink’s services practices with Insight’s, giving us some of the most comprehensive services offerings and depth of talent available in the market,” said Ken Lamneck, CEO of Insight.”

“Through this acquisition we will expand our services business, adding over 50% more in services sales to our portfolio and adding new capabilities in the data center and around next-generation technologies including hybrid cloud, hyper converged and security solutions. Of the 570 teammates, more than 450 are client facing either in pre-sales, sales, engineering or service delivery roles,” said Steve Dodenhoff, President, Insight US.

Additionally, publicly available details will be

- Ken Lamneck or Steve Dodenhoff

External Media and Social Responses/Messaging

provided on our investor relations site at http://nsit.client.shareholder.com/

Social Media	Derivative only of the text above based on the inquiry or mention.

Teammate badge verbiage:

“As we examine our clients’ needs, we recognize that IT strategy and the data center has become a cornerstone of strategic investments across all businesses and government agencies of all shapes and sizes.” – Ken Lamneck, president and CEO, Insight

“This is truly an opportunity to make one-plus-one-equal-three; our clients, partners and teammates will experience unprecedented opportunities for growth and development in this union,” — Steve Dodenhoff, president, Insight US

Rule 14a-12 Legends

Cautionary Note Regarding Forward-Looking Statements

Certain statements contained in this communication may constitute “forward-looking statements.” Forward-looking statements can usually be identified by the use of words such as “aim,” “anticipate,” “believe,” “continue,” “could,” “estimate,” “evolve,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “opinion,” “plan,” “possible,” “potential,” “project,” “should,” “will” and other expressions which indicate future events or trends.

These forward-looking statements are based upon certain expectations and assumptions and are subject to risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors, including the following: Datalink’s shareholders may not approve the transaction; conditions to the closing of the transaction, including receipt of required regulatory approvals, may not be satisfied; the transaction may involve unexpected costs, liabilities or delays; the parties may be unable to achieve expected synergies and operating efficiencies in the merger within the expected time frames or at all and to successfully integrate Datalink’s operations into those of Insight; such integration may be more difficult, time consuming or costly than expected; revenues following the transaction may be lower than expected; operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected following the transaction; uncertainties surrounding the transaction; the outcome of any legal proceedings related to the transaction; Datalink and/or Insight may be adversely affected by other economic, business, and/or competitive factors; risks that the pending transaction disrupts current plans and operations; the retention of key employees of Datalink; other risks to consummation of the transaction, including circumstances that could give rise to the

External Media and Social Responses/Messaging

termination of the merger agreement and the risk that the transaction will not be consummated within the expected time period or at all; and the other risks described from time to time in Datalink’s and Insight’s reports filed with the Securities and Exchange Commission (the “SEC”) under the heading “Risk Factors,” including each company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015, subsequent Quarterly Reports on Form 10-Q and in other of Datalink’s and Insight’s filings with the SEC.

All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which such statements were made. Except as required by applicable law, neither Insight nor Datalink undertakes any obligation to update forward-looking statements to reflect events or circumstances arising after such date.

Additional Information and Where to Find It

In connection with the transaction, Datalink intends to file relevant materials with the SEC, including a proxy statement on Schedule 14A. Following the filing of the definitive proxy statement with the SEC, Datalink will mail the definitive proxy statement and a proxy card to each shareholder entitled to vote at the special meeting relating to the transaction. Datalink shareholders are urged to carefully read these materials (and any amendments or supplements) and any other relevant documents that Datalink files with the SEC when they become available because they will contain important information. The definitive proxy statement, the preliminary proxy statement and other relevant materials in connection with the transaction (when they become available), and any other documents filed by Datalink with the SEC, may be obtained free of charge at the SEC’s website (http://www.sec.gov), at Datalink’s investor website (http://www.datalink.com/Investor-Information), or by writing or calling Datalink at Datalink Corporation, 10050 Crosstown Circle, Suite 500, Eden Prairie, Minnesota 55344 or by (952) 944-3462.

Participants in the Solicitation

Datalink and its directors and executive officers, and Insight and its directors and officers, may be deemed to be participants in the solicitation of proxies from Datalink’s stockholders with respect to the transaction. Information about Datalink’s directors and executive officers and their ownership of Datalink’s common stock is set forth in Datalink’s proxy statement on Schedule 14A filed with the SEC on April 15, 2016. To the extent that holdings of Datalink’s securities have changed since the amounts printed in Datalink’s proxy statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the identity of the participants in the proxy solicitation, and their direct or indirect interests in the transaction, by security holdings or otherwise, will be set forth in the proxy statement and other materials to be filed with SEC in connection with the transaction. Information about the directors and executive officers of Insight is set forth in the proxy statement for Insight’s 2016 Annual Meeting of Stockholders, which was filed with the SEC on April 5, 2016.